CalAmp
connecting tomorrow today

CalAmp's Acquisition of LoJack

February 1, 2016

Forward Looking Statements & Important Additional Information

This presentation contains forward-looking statements related to the proposed transaction and business combination between CalAmp and LoJack, including statements regarding the benefits and timing of the transaction, as well as statements regarding the companies' products, markets and growth opportunities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including the following, among others: the minimum percentage of tendered shares in the tender offer necessary to complete the offer or the second-step merger promptly following the offer; closing of the transaction may not occur or may be delayed; expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation or alternative dispute resolution related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; the pendency of the transaction may result in disruptions to LoJack's business and make it more difficult to maintain relationships with employees, customers, vendors and other business partners; delays, disruptions or increased costs in the integration of LoJack's technology in existing or new products may arise; unanticipated restructuring costs may be incurred; attempts to retain key personnel and customers may not succeed; the business combination or the combined companies' products may not be supported by third parties; actions by competitors may negatively impact results; and there may be negative changes in general economic conditions in the regions or the industries in which CalAmp and LoJack operate. In addition, please refer to the documents that CalAmp and LoJack file with the Securities and Exchange Commission ("SEC") on Forms 10-K, 10-Q, and 8-K, including the specific risk factors included in such filings. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this presentation. Readers are cautioned not to put undue reliance on these forward-looking statements, and CalAmp and LoJack assume no obligation to update, and do not intend to update, these forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation relates to a pending business combination transaction between CalAmp and LoJack. The tender offer has not yet commenced. No statement in this presentation constitutes an offer to buy, or the solicitation of an offer to sell, any securities. A solicitation and an offer to buy shares of LoJack will be made only pursuant to an offer to purchase and related materials that CalAmp intends to file with the SEC. When the tender offer is commenced, CalAmp will file a Tender Offer Statement on Schedule TO related to the transaction with the SEC and may file amendments thereto, and thereafter LoJack will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. CalAmp and LoJack may also file other documents with the SEC regarding the transaction. This presentation is not a substitute for Schedule TO, the Schedule 14D-9 or any other document that CalAmp or LoJack may file with the SEC in connection with the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE OTHER RELEVANT MATERIALS WITH RESPECT TO THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (when available) will be sent free of charge to LoJack's shareholders. Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's Web site: www.sec.gov or by directing such requests to the Information Agent for the tender offer who will be named in the Tender Offer Statement. In addition, copies of LoJack's filings with the SEC may also be obtained free of charge at the "Investor Relations" section of LoJack's website at www.lojack.com.

CalAmp's Non-GAAP earnings per share exclude intangibles amortization, stock compensation expense, acquisition-related expenses, and non-cash income tax expense.

Transaction Highlights

Transaction Overview	• CalAmp to acquire LoJack in an all cash transaction • Transaction provides immediate and certain cash value to LoJack shareholders
Purchase Price	• Transaction offers LoJack shareholders consideration of $6.45 per share in cash • Represents a total equity purchase price of approximately $134 million
Financing	• CalAmp intends to fund the entire transaction with cash on hand ($223 million in cash and marketable securities as of November 30, 2015)
Pro Forma Financial Highlights	• Combined annual revenues exceeding $400 million • Expected to be accretive to CalAmp Non-GAAP EPS by $0.15 to $0.25 in first 12 months
Closing	• Expected to close during CalAmp's fiscal 2017 first quarter

CalAmp and LoJack Overview

	CalAmp	LoJack
Positioning	• Leader in mobile IoT solutions • Scale and breadth - devices, platforms, solutions and apps • Global reach, deep technical resources and strong roadmap	• World renowned brand • Strong US dealer channel, global licensees and established go-to-market model • Unique, law enforcement cooperative network
Product Portfolio	• Telematics devices and enabling technologies • Telematics applications and app store • Application Enablement Platform, API web services and data management	• Stolen vehicle recovery • Dealer solutions and asset tracking • Fleet management (TomTom)
Corporate Overview	• Founded: 1981 • HQ: Oxnard, CA | Employees: 410 • Market Cap[1]: $613 • LTM Revenue[2]: $279	• Founded: 1978 • HQ: Canton, MA | Employees: c. 550 • Market Cap[1]: $109 • LTM Revenue[2]: $131

Note: Financials in US$mm.
(1) Market data as of 01/28/16.
(2) Represents for CalAmp LTM ended Nov 30 and for LoJack LTM ended Sep 30.

Compelling Strategic Rationale

- ✓ Creates a market leader positioned to deliver on a shared, innovative connected car vision
- ✓ Establishes leading capabilities to address large, rapidly evolving connected vehicle telematics
- ✓ Solidifies a complete connected car product offering including platform, connectivity and an extensive portfolio of high value applications
- ✓ Uniquely situated to execute on exciting value proposition to all constituents - dealers, consumers, insurance and other third parties
- ✓ Attractive pro forma financials - increases scale, expands margins and accretive before synergies

CalAmp
connecting tomorrow today

LoJack Provides Gateway for Connected Car Solutions

Combination creates opportunity to execute on shared strategic vision

US Dealer Relationships

4,000+ Selling Dealers in the US

Global Licensees

30 countries across Europe, Africa, North & South America

Powerful Pre-Install Model

Positioned at point of sale to provision turnkey offerings

- Under-leveraged dealer, global licensee relationships and brand
- Customers and partners seeking turnkey solutions and service offerings
- Gateway to deliver portfolio of proprietary, recurring revenue, high value, next generation offerings across telematics, vehicle safety and maintenance and insurance

Connected Car Opportunity is Large and Rapidly Evolving

- 30+ million new and used cars sold annually in U.S.
- Connectivity in new cars becoming a standard
- ~50% car lifecycle revenue generated in aftermarket

Franchise Dealer Car Sales in the US in 2015[1]



Vehicle units sold (millions)
20
15
10
5
0
15
18
Used
New

Components of Car Lifecycle Revenue

$60K

Average customer spending over 5-year car lifecycle



Operations
14%
Insurance
17%
10%
Maintenance
6%
Connectivity features
53%
Vehicle Price

Connectivity in Global New Cars Sold (2015 - 2025)



Vehicle units sold (millions)
125
100
75
50
25
0
88
101
121
2015
2020
2025
Embedded connectivity
Tethered connectivity
Smartphone / Mirroring
Not connected

Sources: National Automobile Dealers Association (NADA); Accenture; McKinsey.
Note: average 5-year car lifecycle spend reflects representative premium segment vehicle.
(1) Reflects sales of new and used cars by franchised new-car dealerships. Source: NADA data.

Insurance Telematics Alone is Massive Opportunity

185 million registered, licensed drivers in US

Awareness of benefits of Usage Based Insurance (UBI) rapidly rising

Reaching tipping point (low cost, sophisticated hardware and reliable data/connectivity)

Why Insurance Telematics?

- Identify, capture and retain quality drivers
- Monitor & influence high risk drivers
- Discounts and incentives for safe driving
- Price on actual behavior, not stale proxies
- Enables value-added services offerings (maintenance & diagnostics, roadside assistance, location based services, gamification)
- Powers more efficient, accurate claims (real time accident detection and damage estimates)
- Facilitates long-term customer value and loyalty

$190 Billion
U.S. private passenger auto insurance premium market

Estimated UBI Penetration


15 - 20%
40%+
CAGR
1.9%
2013
2020E

$50 Billion
U.S. auto insurance claims market

Sources: DoT-FHA, US Census Bureau, Insurance Research Council, US Bureau of Economic Analysis, Canaccord Genuity equity research.

Combination Accelerates Time-to-Market

Creating value for constituents across all touch points

Auto Dealers
- ✓ Ongoing customer relationship / loyalty
- ✓ New products, enhanced profits
- ✓ More efficient operations

Consumers
- ✓ Valuable connected features and functions
- ✓ Superior car owning experience

Insurance Providers & Third Parties
- ✓ Entry point to enable new pricing and revenue models
- ✓ Enable process improvements
- ✓ Data and insights

Fleet / Telematics
- ✓ Robust, proven platform
- ✓ Application tools & APIs
- ✓ Data and insights

OEMs
- ✓ More satisfied dealers
- ✓ Happy car owners
- ✓ Data and insights


Consumer and Fleet Telematics
CalAmp Connect
CalAmp Appstore
CalAmp Applications
Data Analytics & Monetization
Injury Probability & Reporting
Driver Scoring & Qualified insurance Leads
On-board Diagnostics & Service / Maintenance Referral
Dealer Lot Management
Crash Detection & Damage Assessment
Stolen Vehicle Recovery (device, registration, tracking)

Pro Forma Financial Highlights

- **Annual revenues exceeding $400 million**
- **Gross margin greater than 40%**
- **Expect meaningful combination benefits**
- **Meaningfully accretive to non-GAAP EPS**



LTM Revenue ($mm) and Gross Margin (%)(1)
$411
$279
42%
36%
CalAmp Standalone
Estimated Pro Forma(2)

Notes:
(1) Represents for CalAmp LTM ended Nov 30 and for LoJack LTM ended Sep 30. Represents non-GAAP gross margin for LoJack.
(2) Excludes combination benefits.

Estimated Timeline

Transaction announced February 1, 2016

CalAmp intends to commence a tender offer to acquire all outstanding LoJack shares

CalAmp expects to effect a short-form merger the day following the close of the tender offer

Transaction is expected to close during CalAmp's fiscal 2017 first quarter

Closing is subject to customary closing conditions, including regulatory approvals and the tender of at least two thirds of LoJack outstanding shares

CalAmp Corp.

(Nasdaq: CAMP)

1401 N. Rice Avenue, Oxnard, CA 93030
(805) 987-9000
www.CalAmp.com